As filed with the Securities and Exchange Commission on January 31, 2008

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________________

ZION OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0065053 (I.R.S. Employer Identification Number)

6510 Abrams Road, Suite 300

Dallas, Texas 75231

(214) 221-4610

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

____________________________

Richard Rinberg
Chief Executive Officer
6510 Abrams Road, Suite 300

Dallas, Texas 75231

(214) 221-4610 (Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Jonathan Freedman, Esq. Aboudi & Brounstein 174 Fifth Avenue, Suite 204 New York, NY 10010 (212) 652-8748	David Aboudi, Esq. Aboudi & Brounstein 3 Gavish Street Kfar Saba, 44641, Israel +972-9-764-4833	Virginia K. Sourlis, Esq. The Sourlis Law Firm The Galleria 2 Bridge Ave. Red Bank, New Jersey 07701 (732) 530-9007

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ___

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ___

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering Price per Unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Units, each consisting of one share of Common Stock, $0.01 par value, and one Warrant	2,500,000 (2)	--	--	--
Common Stock included in the Unit	2,500,000	$6.25(3)	$15,625,000	$614.06
Warrants included in the Units	2,500,000	-- (4)	--	--
Common Stock issuable upon exercise of the Warrants included in the Units	2,500,000 (2)	$7 (5)	$17,500,000	$687.75
Underwriters' Warrants		-- (4)
Common Stock issuable upon exercise of Underwriters Warrants	75,000	$8.75 (5)	$656,250	$25.80
Common Stock issuable upon exercise of Underwriters Warrants	75,000	$10.75 (5)	$806,250	$31.70

			$34,587,500	$1,359.31

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 under the Securities Act.

(2) Assuming a combined offering price of $10.00 for each Unit consisting of (i) one share of common stock, (ii) one warrant to purchase one share of common stock at $7.00 per share.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the AMEX on January 28, 2008.

(4) Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is required.

(5) Pursuant to Rule 457(g) under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ________, 2008

PRELIMINARY PROSPECTUS

Zion Oil & Gas, Inc.

Units of securities of Zion Oil & Gas, Inc. consisting of

(i) one Share of Common Stock, par value $.01 per Share and (ii) one Common Stock Purchase Warrant to purchase one Share of Common Stock at $7.00 per Share

Minimum 325,000 Units Maximum 2,500,000 Units

Zion Oil & Gas, Inc. is offering (the "Offering") a minimum of 325,000 "Units", on a "best efforts, all or none" basis (the "Minimum Offering"), and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units (the "Maximum Offering"), at $10.00 per Unit for aggregate gross proceeds to us of $3,250 thousand and $25,000 thousand, respectively. Each Unit consists of (i) one share of common stock, par value $.01 per share per share and (ii) one warrant (the "Unit Warrant") to purchase one share of common stock at a per share exercise price equal to $7.00. The Units will commence trading following the initial closing of this offering and continue to be tradable until the 30th day after the Termination Date (as defined below), at which time the shares and the Unit Warrant will separate and trade separately and the Unit as such will cease to exist. The Unit Warrants will first become exercisable on the 31st day following the Termination Date and continue to be exercisable through January 31, 2012. This offering is being made through Network 1 Financial Securities, Inc. (the "Underwriter") and other broker/dealers (arranged by the Underwriter) who are members of the Financial Industry Regulatory Authority (FINRA). The compensation to the Underwriter and other broker/dealers (collectively, the "Placement Agents") will consist of a commission of 6% and a non-accountable expense allowance of 3%. In addition, the Underwriter shall receive warrants (the "Underwriter's Warrants") to purchase the number of shares of common stock equal to (i) 3% of the number of shares in the Units sold by the Placement Agents at an exercise price of $8.75 per share and (ii) 3% of the number of shares issuable upon exercise of the Unit Warrants included in the Units sold by the Placement Agents at an exercise price per share of $10.75, in each case exercisable no sooner than three months after the Termination Date, and expiring three years after the effective date of this Prospectus.

This offering is a "best efforts minimum/maximum offering." The Placement Agents are not required to place any firm orders or purchase any of the Units, but have agreed to use their best efforts to market the Units on our behalf. We cannot sell any of the Units until we have received and accepted subscriptions (using the tear-out form in the back of this prospectus) and payment for a minimum of 325,000 Units ($3,250 thousand). We may accept or reject subscriptions in our sole discretion. We and the Placement Agents will deposit all payments in an escrow account at Sterling Trust Company, with whom we have signed an escrow agreement. If we do not accept an investor's subscription, we will return such investor's funds promptly, with any interest earned, without deduction. If we do not receive acceptable subscriptions and payment for the minimum number of units on or before a date (the "Minimum Date") which is 90 days following the date of this prospectus (which may, in our discretion, be extended by us for up to an additional 60 days), we will terminate the offering and promptly refund the money raised with any interest earned, without deduction. If the minimum is received on or before the Minimum Date, we will schedule an initial closing date, notify the investors of that date, and complete the initial sale of all subscriptions and funds received prior to the initial closing date by transferring the funds out of the escrow account and promptly issuing the Units to the investors. After the initial closing, deposits on account of subscriptions will continue to be deposited into the escrow account until a date (the "Termination Date") which is the earlier of (i) 180 days following the date of this prospectus (which may, in our sole discretion, be extended by us for up to 60 days without notice to investors), (ii) the date on which a total 2,500,000 Units have been subscribed and accepted, and (iii) such date as announced by us on no less than two trading days prior notice. A final closing will be scheduled promptly following the Termination Date. There may be one or more interim closings between the initial and the final closings. Your minimum purchase must be at least 100 Units ($1 thousand). Depending upon the state in which you reside, the maximum amount you may invest may depend on certain "suitability standards." Affiliates and control persons of Zion may purchase in the offering.

Our common stock is listed on the American Stock Exchange under the symbol "ZN." The closing price of our common stock on January 30, 2008 was $6.48. Neither the Units nor the Unit Warrants we are offering under this prospectus are currently listed for trading on any market. We filed an application with the American Stock Exchange to list both the Units and the Unit Warrants. If our application is accepted, the symbols "ZN.U" and "ZN.WS" have been reserved to designate each of the Units and the Unit Warrants, respectively.

Investing in our securities is very risky. See "Risk Factors" at page 5 of this prospectus to read about the risks that you should consider before buying the securities offered pursuant to this Prospectus. Please note that all dollar amounts are in United States Dollars.

Price to Public	Placement Agents' Commissions (1)	Proceeds to Zion (2)

Per Unit	$10.00	$0.60	$9.40
Total Minimum	$3,250,000	$195,000	$3,055,000
Total Maximum	$25,000,000	$1,500,000	$23,500,000

(1) Reflects the maximum amount of commissions payable to the Placement Agents. In addition, pursuant to our agreement with the underwriter, the underwriter will be entitled to a non-accountable expense allowance, compensation under a consulting agreement and certain warrants to purchase shares of common stock at per share prices of $8.75 and $10.75. The underwriter's warrant will allow the underwriter to purchase such number of shares of common stock equal to (i) 3% of the number of shares in the Units sold by the Placement Agents at an exercise price of $8.75 per share and (ii) 3% of the number of shares issuable upon exercise of the Unit Warrants included in the Units sold by the Placement Agents at an exercise price per share of $10.75. See "PLAN OF DISTRIBUTION" on page 15.

(2) Before deducting estimated offering expenses of estimated at $405 thousand in the Minimum Offering and $1,100 thousand in the Maximum Offering.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed.

NETWORK 1 FINANCIAL SECURITIES, INC.

The date of this prospectus is _________   2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may sell units of our securities in one or more offerings where each unit is comprised of (i) one share of our common stock and (ii) one common stock purchase warrant, up to a dollar amount of $25 million, subject to the limitations discussed in the next paragraph. This prospectus provides a general description of the securities that are being offered by us. Each time we sell shares of common stock under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the information incorporated in this prospectus by reference. See, "Information Incorporated by Reference." Any information in any prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement. This prospectus may not be used to offer to sell, to solicit an offer to buy, or to consummate a sale of any shares of our common stock unless it is accompanied by a prospectus supplement.

Under the regulations of the SEC governing the use of the Form S-3 registration statement, so long as the market value of our "public float", as determined on the date on which we sell any of our units, is less than $75 million, then we may not sell units for proceeds of more than one-third of our public float as it may be from time to time during the period the registration statement of which the prospectus is a part remains effective. Our "public float" is comprised of the number of our issued and outstanding shares of common stock that are held by non-affiliates multiplied by the closing price of our common stock on the AMEX on any day within 60 days of the date on which we sell any securities hereunder. To the extent that the restrictions described above limit our ability to sell the maximum number of Units offered hereunder, we may sell such Units pursuant to a separate Registration Statement on Form S-1 or other applicable form, which such registration statement we would file at some future time.

Unless the context requires otherwise, in this prospectus the terms "Zion", "we," "our," "our company" and "us" refers solely to Zion Oil & Gas, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents included or incorporated by reference in this prospectus contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify our forward-looking statements by the words "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "scheduled," "should," "will" or other similar words. These forward-looking statements include, among others, statements regarding:

*	our growth strategies;

*	our ability to explore for and develop natural gas and oil resources successfully and economically;

*	our estimates of the timing and number of wells we expect to drill and other exploration activities;

*	anticipated trends in our business;

*	our future results of operations;

*	our liquidity and our ability to finance our exploration and development activities;

*	our capital expenditure program;

*	future market conditions in the oil and gas industry; and
*	the impact of governmental regulation.

 More specifically, our forward-looking statements include, among others, statements relating to our schedule, business plan, targets, estimates or results of future drilling, including the number, timing and results of wells, the timing and risk involved in drilling follow-up wells, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts.

     Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather and other factors detailed herein and in our other filings with the SEC.

We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under "Risk Factors" in this prospectus and described under "Risk Factors" and elsewhere in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and in our other periodic reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

COMPANY OVERVIEW

Zion Oil is an initial stage oil and gas exploration company with a history of over seven years of oil and gas exploration in Israel. We have no revenues or operating income and we are classified as an "exploration stage" company. Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com. We were incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us pursuant to the Israeli Petroleum Law.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well in the region to a depth of 15,842 feet to the Triassic formation with encouraging, but inconclusive results. However, notwithstanding these results, due to the mechanical condition of the well-bore, we determined that the well was incapable of producing oil and/or gas in commercial quantities. As a result, in June 2007 we abandoned the well and, applying generally accepted accounting principles, we recorded, as of June 30, 2007, an impairment charge of $9,494 thousand to our unproved oil and gas properties.

We are utilizing an Israeli country-wide seismic database so as to better understand and interpret the geology of our license areas. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel. We are currently developing one prospect and four leads in our license areas. We are planning to drill a well to a depth of about 15,400 feet (targeted to a bottom-hole location in the Triassic formation approximately 1,500 feet east-northeast of the bottom-hole location of our previously drilled well), to appraise our findings in the previously drilled well, subject to raising the minimum proceeds of this offering and securing an appropriate rig to drill to the target depths. If we raise at least $5,500 thousand in this offering, we intend to deepen the well to be drilled to a depth of about 18,040 feet to test the deeper Permian zones. As of the date of this prospectus, there is no rig in Israel capable of drilling to the target depth. We are currently in contact with potential drilling contractors with respect to bringing into Israel an appropriate rig. As of the date of this prospectus, we have not reached an agreement with any drilling contractor and no assurance can be provided that we will have the rig available once the minimum proceeds are raised. See "RISK FACTORS" at page 5.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings.

The Offering

We are offering (the "Offering") a minimum of 325,000 "Units", on a "best efforts, all or none" basis (the "Minimum Offering"), and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units (the "Maximum Offering"), at $10.00 per Unit for aggregate gross proceeds to us of $3,250 thousand and $25,000 thousand, respectively. Each Unit consists of (i) one share of common stock, par value $0.01 (the "common stock") and (ii) one warrant to purchase a share of common stock (a "Unit Warrant"). The Units will commence trading following the initial closing of this offering and continue to be tradable until the 30th day after the termination of the Offering, at which time the shares and the Unit Warrant will separate and trade separately and the Unit as such will cease to exist. The Unit Warrant will become first exercisable only on the 31st day following the Termination Date and will continue to be exercisable through January 31, 2012 at a per share exercise price of $7.00. The Unit Warrants are first exercisable on the first trading day following the Termination Date. The offering price for one Unit will be $10.00. Each of the Unit price and the per share exercise price of the Unit Warrant exceed the per share closing sale price of our Common Stock on January 30, 2008 of $6.48, the trading day immediately preceding the date on which the registration statement of which this Prospectus forms a part was filed. Shares of our common stock trade on the American Stock Exchange (AMEX). We have applied to the AMEX to list for trading both the Units and the Unit Warrants.

This offering is being made through Network 1 Financial Securities, Inc. (the "Underwriter") and other broker/dealers (arranged by the Underwriter) who are members of the Financial Industry Regulatory Authority (FINRA). This offering is a "best efforts minimum/maximum offering." The Placement Agents are not required to place any firm orders or purchase any of the Units, but have agreed to use their best efforts to market the Units on our behalf. We cannot sell any of the Units until we have received and accepted subscriptions and payment for a minimum of 325,000 Units ($3,250 thousand). If we do not accept an investor's subscription, we will return such investor's funds promptly, with any interest earned, without deduction. If we do not receive acceptable subscriptions and payment for the minimum number of units on or before a date (the "Minimum Date") which is 90 days following the date of this prospectus (which may, in our discretion, be extended by us for up to an additional 60 days), we will terminate the offering and promptly refund the money raised with any interest earned, without deduction. If the minimum is received on or before the Minimum Date, we will schedule an initial closing date, notify the investors of that date, and complete the initial sale of all subscriptions and funds received prior to the initial closing date by transferring the funds out of the escrow account and promptly issuing the Units to the investors. After the initial closing, deposits on account of subscriptions will continue to be deposited into the escrow account until a date (the "Termination Date") which is the earlier of (i) 180 days following the date of this prospectus (which may, in our sole discretion, be extended by us for up to 60 days without notice to investors), (ii) the date on which a total 2,500,000 Units have been subscribed and accepted, and (iii) such date as announced by us on no less than two trading days prior notice. A final closing will be scheduled promptly following the Termination Date. There may be one or more interim closings between the initial and the final closings. Your minimum purchase must be at least 100 Units ($1 thousand).

The shares of common stock and Unit Warrants which comprise each Unit will be evidenced by common stock certificates and warrant certificates to be issued to the holder of the Unit upon surrender of the Unit certificate to our transfer agent, Registrar and Transfer Company.

The following table sets forth the number of shares of our common stock and warrants to purchase our common stock that are outstanding prior to the Offering and that will be outstanding after completion of either the Minimum Offering or the Maximum Offering.

Securities Outstanding	Prior to Offering (1)(2)	After Offering (Minimum) (2)	After Offering (Maximum) (2)
Common Stock	10,120,893	10,445,893	12,620,893
Unit Warrants	--	325,000	2,500,000
Underwriter's Warrants	--	19,500	150,000

(1) As of January 30, 2008

(2) Does not include, as of December 31, 2007: (a) 1,000,000 shares of common stock reserved for issuance pursuant to our 2005 Stock Option Plan, of which 250,549 shares are subject to outstanding option award agreements; and (b) 161,246 shares of common stock issuable upon exercise of other warrants.

Risk Factors

        Investing in our securities involves risks which you should consider carefully. See "RISK FACTORS" beginning on page 5.

Use of Proceeds

Net proceeds will be used for (a) the drilling of a deep well (at least 15,400 feet in the case of a Minimum Offering to appraise the Triassic formations and, if at least $5,500 thousand is raised in the Offering, to 18,040 feet to test the Permian formations) on the Ma'anit structure in the Joseph License area, (b) the drilling of an exploratory well in the Asher-Menashe License area to at least 14,750 feet, if at least $19,000 thousand are raised, (c) if the drilling described above is successful, the installation of production equipment, (d) payment of accrued salaries and (e) working capital. See "USE OF PROCEEDS" on page 11 of this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our securities. Investing in our common stock, Units and Unit Warrants involves a number of risks. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Before you decide to buy our securities, you should carefully consider the risk factors set forth below and those that may be included in any applicable prospectus supplement and in the materials incorporated by reference herein. See, "INFORMATION INCORPORATED BY REFERENCE" at page 22 below. Risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are an exploration stage company with no current source of income and, consequently, our financial condition has been unsound in the past and might again be so in the future.

We were incorporated in April 2000 and are still an exploration stage company. Our operations are subject to all of the risks inherent in exploration stage companies with no revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and gas exploration business. We cannot warrant or provide any assurance that our business objectives will be accomplished. All of our audited financial statements since inception have contained a statement by the auditors that raise substantial doubt about us being able to continue as a "going concern" unless we are able to raise additional capital.

If we do not raise the maximum amount in this offering and/or do not obtain additional financing, we may be unable to execute our business plan.

Our planned work program is expensive. Assuming we raise only the minimum amount in the offering, we would have sufficient funds for our activities through December 2008. These activities would include the drilling of a well (tentatively designated the Ma'anit-Rehoboth #2 well) to the Triassic on the Ma'anit prospect in the Joseph License, which we estimate could cost as much as $4.5 million for a dry hole and $5.2 million for a completed producer, assuming that we do not encounter any significant drilling or completion problems. If we are unable to raise the minimum proceeds of this offering within a time frame that will allow us to commence drilling this well by August 31, 2008 or, alternatively, we are unable to otherwise raise this amount in a combination of equity offerings and loans or we are unable to attract joint venture participants in the project within such a time frame, then, unless we raise more than the minimum proceeds of this Offering in amounts equal to approximately $225 thousand per each month of delay in the commencement of the well beyond August 31, 2008, we may not be able to drill the planned well. The amount of $225 thousand per month represents our current monthly expenditure rate.

If we only raise the minimum amount in this offering, then even if the Ma'anit-Rehoboth #2 well is completed in the Triassic as a commercial well, we may have to seek additional forms of financing, including the sale (if possible) of a portion of our license rights, in order to enable us to deepen the Ma'anit-Rehoboth #2 to the Permian, as planned, and to meet our obligations to drill a test well on our Asher-Menashe License, as well as to enable us to drill additional wells whether to develop the Ma'anit prospect if the Ma'anit-Rehoboth #2 is successful or to drill other prospective leads.

Any additional financing could cause your relative interest in our assets and potential earnings to be significantly diluted. Even if we have exploration success, we may not be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses.

There is currently no rig available in Israel capable of drilling to the target depths and we have no agreement or understanding with a drilling contractor and, thus, we may be unable to commence our planned drilling operations as contemplated.

As of the date of this prospectus, there is no rig available in Israel to conduct the drilling that our business plan contemplates. We are currently in discussions with drilling contractors outside of Israel who have expressed possible interest in bringing a rig into Israel to drill our planned well. Our ability to bring a rig into Israel is subject to many factors that are outside our control. For example, if we raise only the minimum proceeds from this offering and can commit to drilling only one well, a drilling contractor may be unwilling to come into Israel to drill only one well or the per well cost of drilling under these circumstances may be prohibitive for us. Even if we raise the maximum amount in this offering, there can be no assurance that we will be able to come to an agreement with a drilling contractor to drill our planned well(s) on commercially reasonable terms, or at all. The timing of the closings of this offering may also impact the availability of the rig. Moreover, even if we reach an agreement or understanding with a drilling contractor, the contractor will need to obtain certain permits and requisite authorization before the rig can be brought into Israel. We estimate that these procedures, over which we have no control, can take up to four months from their commencement. Finally, under the current terms of each of our licenses, unless we commence the drilling of a well by July 1, 2009 (which date is subject to extension by the Israeli Petroleum Commissioner), we risk losing the license. Any delay in our drilling timetables can have a material adverse effect on the prosecution of our business plan.

We have no proved reserves or current production and we may never have any.

We do not have any proved reserves or current production of oil or gas. We cannot assure you that any wells will be completed or produce oil or gas in commercially profitable quantities.

We have a history of losses and we could remain unprofitable for a long time.

We incurred net losses of $2,510 thousand for the year ended December 31, 2006, $1,605 thousand for the year ended December 31, 2005 and net losses of $11,678 thousand and $1,460 thousand for each of the nine month periods ending September 30, 2007 and 2006, respectively. Our accumulated deficit as of September 30, 2007 was $19,018 thousand. We cannot assure that we will ever be profitable.

We have significant cash commitments for executive compensation, thus reducing the amounts of money available for exploratory drilling.

Under existing compensation agreements we are committed to pay to certain of our executive officers and employees approximately $1,102 thousand on an annual basis. As of September 30, 2007, these and other officers have voluntarily committed to defer payment of $422 thousand of unpaid compensation that accrued through December 31, 2006, as well as a portion of their post-January 1, 2007 compensation to at least July 1, 2008, subject to partial earlier payment in certain circumstances. There is no assurance that such deferral will continue in the future. If we do not have a discovery of oil and/or gas, a sizable portion of our capital resources, including the amounts raised in the future, may be used for executive compensation, reducing the amounts available for exploratory drilling.

Oil and gas exploration is an inherently risky business.

Exploratory drilling involves enormous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. Even when properly used and interpreted, seismic data analysis and other computer simulation techniques are only tools used to assist geoscientists in trying to identify subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically available. The risk analysis techniques we use in evaluating potential drilling sites rely on subjective judgments of our personnel and consultants.

Operating hazards and uninsured risks with respect to the oil and gas operations may have material adverse effects on our operations.

Our exploration and, if successful, development and production operations are subject to all of the risks normally incident to the exploration for and the development and production of oil and gas, including blowouts, cratering, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental and operating risks. These hazards could result in substantial losses due to injury or loss of life, severe damage to or destruction of property and equipment, pollution and other environmental damage and suspension of operations. While as a matter of practice we take out insurance against some or all of these risks, such insurance may not cover the particular hazard and may not be sufficient to cover all losses. The occurrence of a significant event adversely affecting any of the oil and gas properties in which we have an interest could have a material adverse affect on us, could materially affect our continued operation and could expose us to material liability.

Political risks may inhibit our ability to raise capital.

Our operations are concentrated in Israel and could be directly affected by political, economic and military conditions in Israel. Efforts to secure a lasting peace between Israel and its Arab neighbors and Palestinian residents have been underway since the State of Israel was established in 1948 and the future of these peace efforts is still uncertain.

Kibbutz Ma'anit (where we have drilled our first well and plan to drill a second well) is in an area adjacent to Israeli Arab towns where anti-Israeli rioting broke out in late 2000. Any future armed conflict (including the renewal of the conflict in the summer of 2006 between Israel and the Hezbollah terrorist organization based in Lebanon and its expansion into areas in which we are operating or into central Israel), political instability or continued violence in the region could have a negative effect on our operations and business conditions in Israel, as well as our ability to raise additional capital necessary for completion of our exploration program.

Economic risks may inhibit our ability to raise additional capital.

Economically, our operations in Israel may be subject to:

* exchange rate fluctuations;

* royalty and tax increases and other risks arising out of Israeli State sovereignty over the mineral rights in Israel and its taxation regime; and

* changes in Israel's economy that could cause the legislation of oil and gas price controls.

Consequently, our operations may be substantially affected by local economic factors beyond our control, any of which could negatively affect our financial performance and prospects.

Legal risks could negatively affect the value of Zion.

Legally, our operations in Israel may be subject to:

* changes in the Petroleum Law resulting in modification of license and permit rights;

*adoption of new legislation relating to the terms and conditions pursuant to which operations in the energy sector may be conducted;

* changes in laws and policies affecting operations of foreign-based companies in Israel; and

* changes in governmental energy and environmental policies or the personnel administering them.

The Israeli Ministry of National Infrastructures is considering proposed legislation relating to licensing requirements for entities engaged in the fuel sector that, if adopted as currently proposed, may result in our having to obtain additional licenses to market and sell hydrocarbons that may be discovered by us. We have been advised by the Ministry that they do not intend to deprive a holder of petroleum rights issued under the Petroleum Law of its right under that law to sell hydrocarbons discovered and produced under its petroleum rights. We cannot now predict whether or in what form the proposed legislation may be adopted or, if adopted, its possible impact on our operations. Further, in the event of a legal dispute in Israel, we may be subject to the exclusive jurisdiction of Israeli courts or we may not be successful in subjecting persons who are not United States residents to the jurisdiction of courts in the United States, either of which could adversely affect the outcome of a dispute.

Our petroleum rights (including licenses and permits) could be cancelled or terminated, and we would not be able to successfully execute our business plan.

Any license or other petroleum right we hold or may be granted is granted for a fixed period and requires compliance with a work program detailed in the license or other petroleum right. If we do not fulfill the relevant work program due to inadequate funding or for any other reason, the Israeli government may terminate the license or any other petroleum right before its scheduled expiration date.

There are limitations on the transfer of interests in our petroleum rights, which could impair our ability to raise additional funds to execute our business plan.

The Israeli government has the right to approve any transfer of rights and interests in any license or other petroleum right we hold or may be granted and any mortgage of any license or other petroleum rights to borrow money. If we attempt to raise additional funds through borrowings or joint ventures with other companies and are unable to obtain required approvals from the government, the value of your investment could be significantly diluted or even lost.

Our dependence on the limited contractors, equipment and professional services available in Israel will result in increased costs and possibly material delays in our work schedule.

Due to the lack of competitive resources in Israel, costs for our operations may be more expensive than costs for similar operations in other parts of the world. We are also more likely to incur delays in our drilling schedule and be subject to a greater risk of failure in meeting our required work schedule. Similarly, some of the oil field personnel we need to undertake our planned operations are not necessarily available in Israel or available on short notice for work in Israel. Finally, as discussed above, as of the date of this prospectus, there is no rig available in Israel capable of drilling to the target depths of our planned wells. Any or all of the factors specified above may result in increased costs and delays in the work schedule.

Our dependence on Israeli local licenses and permits may require more funds than we have budgeted and may cause delays in our work schedule.

In connection with drilling operations, we are subject to a number of Israeli local licenses and permits. Some of these are issued by the Israeli security forces, the Civil Aviation Authority, the Israeli Water Commission, the Israel Lands Authority, the holders of the surface rights in the lands on which we intend to conduct drilling operations, including Kibbutz Ma'anit, local and regional planning commissions, and environmental authorities. In the event of a commercial discovery and depending on the nature of the discovery and the production and related distribution equipment necessary to produce and sell the discovered hydrocarbons, we may be subject to additional licenses and permits, including from various departments in the Ministry of National Infrastructures, regional and local planning commissions and the environmental authorities. If we are unable to obtain some or all of these permits or the time required to obtain them is longer than anticipated, we may have to alter or delay our planned work schedule, which would increase our costs.

If we are successful in finding commercial quantities of oil and/or gas, our operations will be subject to laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of our doing business. Many Israeli laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both.

If compliance with environmental regulations is more expensive than anticipated, it could adversely impact the profitability of our business.

Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas exploration and production, would result in substantial costs and liabilities. This could also cause our insurance premiums to be significantly greater than anticipated.

Fluctuation in oil and gas prices could adversely affect our financial condition.

If we are successful in finding commercial quantities of oil and gas, our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital will depend substantially on prevailing prices for oil and natural gas. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and/or gas prices also may reduce the amount of oil and/or gas that we could produce economically.

Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile, making it impossible to predict with any certainty the future prices of oil and gas.

The loss of key personnel could adversely impact our business.

We are highly dependent on the services of Glen Perry and other key personnel. The loss of certain of our key employees could have a material adverse impact on the development of our business. We currently do not maintain key employee insurance policies on these employees.

Earnings will be diluted due to charitable contributions and key employee incentive plan.

We are committed to donating in the form of a royalty interest or equivalent net operating profits interest, 6% of our gross sales revenues, if any, (after payout of exploration costs through the first discovery well) to two charitable foundations. In addition, we may allocate 1.5% royalty interest or equivalent net operating profits interest (after payout of drilling costs on a well-by-well basis) to a key employee incentive plan designed as a bonus compensation over and above our executive compensation payments. This means that the total royalty burden on our property (including the government royalty of 12.5%) may be up to 20%. As our expenses increase with respect to the amount of sales, these donations and allocation could significantly dilute future earnings and, thus, depress the price of the common stock.

Risks Related to Our Stock and this Offering

You will experience immediate and substantial dilution from the purchase of our Common Stock.

The difference between the public offering price per share of our common stock (allocating all of the unit purchase price to the common stock and none to the warrant included in the Unit) and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price significantly contributed to this dilution. Assuming the offering is completed and no value is ascribed to the Unit Warrants included in the Units, you and the other new investors will incur an immediate and substantial dilution of approximately 91% or $9.09 per share (the difference between the pro forma net tangible book value per share after this offering of $0.67, and the initial offering price of $10.00 per unit) in the case of a Minimum Offering and approximately 77% or $7.69 per share in the case of a Maximum Offering.

Our outstanding warrants and Unit Warrants may adversely affect the market price of our common stock.

The Unit Warrants being offered by us in this Offering to purchase up to 2,500,000 shares of common stock (assuming that we conclude the Maximum Offering) will be exercisable commencing on the 31st day following the Termination Date. Additionally, as of December 31, 2007, we had outstanding (i) warrants to purchase 161,246 shares of common stock at prices ranging between $5.00 and $8.75 per share, of which warrants to purchase 114,625 shares are exercisable through December 31, 2008, and warrants to purchase 46,621 shares are exercisable through September 25, 2009 and (ii) employee stock options to purchase 250,549 shares of common stock at prices ranging between $0.01 and $5.60 per share. Finally, our officers may elect to receive payment of all or part of approximately $1,100 thousand in deferred and accrued salary payments (as of December 31, 2007) in shares of our common stock. See "USE OF PROCEEDS" at page 11.

The sale or possibility of sale of the shares underlying the Unit Warrants, the other warrants and as discussed above could have an adverse effect on the market price for our common stock or our Units. If and to the extent these warrants are exercised, you may experience additional dilution to your holdings.

Price of the Units and the per share exercise price of the Unit Warrants was determined without regard to tangible book value.

The public offering price of the Units and the exercise price and other terms of the Unit Warrants have been determined in part by the Company and the Underwriter based on the market price of our shares and in consideration of the current stage of our operations, including results of operations to date, and are not necessarily related to the Company's asset value, net worth or other established criteria of value. On January 30, 2008, the closing price of our Common Stock on the American Stock Exchange was $6.48. Accordingly, both the price of a Unit and the per share exercise price of the Unit Warrants exceed the closing sale price of $6.48 of our Common Stock on January 30, 2008, the trading day immediately preceding the date on which the registration statement of which this Prospectus forms a part was filed. See "DETERMINATION OF OFFERING PRICE" at page14 below. No assurance can be given that the market price of the common stock will exceed the Unit price or the per share exercise price of the Unit Warrants.

Voting control is concentrated in management, which effectively limits your shareholder voting rights.

The management of Zion, including John Brown who holds proxies from a total of 32 other shareholders, controls more than 37.2% of the voting shares of Zion as of the date of the prospectus and may continue to hold up to 36.0% of the voting shares in the event of a Minimum Offering and up to 29.9% in the event of a Maximum Offering. The ability of management to exercise significant control over Zion through July 8, 2008 (at which date certain voting agreements with Mr. Brown terminate) may discourage, delay or prevent a takeover attempt that a shareholder might consider in their best interest and that might result in a shareholder receiving a premium for their common stock. Also, management may have the ability to:

* control the vote of most matters submitted to our shareholders, including any merger, consolidation or sale of all or substantially all of our assets;

* elect all of the members of our board of directors;

* prevent or cause a change in control of our company; and

* decide whether to issue additional common stock or other securities or declare dividends.

We have a limited number of authorized shares of common stock available for issuance and if our stockholders do not approve an increase in the authorized number of shares of our common stock we may be unable to raise significant additional capital beyond this Offering.

As of January 30, 2008, we had 20 million authorized shares of common stock, of which 10,120,893 shares of our Common Stock were issued and outstanding and an additional 1,161,246 are reserved for issuance upon grant, exercise or conversion of outstanding options and warrants. Following the Minimum Offering (assuming that we can successfully complete the Minimum Offering), we will have 10,445,893 million shares issued and 1,495,996 shares reserved for issuance upon exercise of outstanding options and warrants (including the Unit Warrants and the Underwriter's Warrants). Assuming the Maximum Offering, we will have 12,620,893 million shares issued and 3,736,246 shares reserved for issuance upon exercise of outstanding options and warrants (including the Unit Warrants and the Underwriter's Warrants). Thus, following either the Minimum Offering or the Maximum Offering, we will have a limited number of shares of common stock available for issuance. The limited availability of shares of common stock may hinder our ability to raise capital through the issuance of equity or securities convertible into equity, if the need should so arise. Management plans to propose at the 2008 annual meeting of stockholders which we anticipate holding during the second quarter of 2008 that our stockholders approve an increase to the number of authorized shares of common stock available for issuance beyond 20 million shares. Under requisite law, the proposal to increase the number of authorized common stock needs the approval of the holders of a majority of the issued and outstanding shares of common stock at such time in order to become effective. No assurance can be provided that we will be able to obtain the requisite vote to increase our authorized common stock and the failure to increase our authorized common stock may have an adverse effect on our ability to raise additional capital when (and if) needed.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our share price may suffer.

        Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. To comply with this statute, we are required to document and test our internal controls over financial reporting and our management is required to issue a report concerning the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2007. Our independent auditors will be required to issue an opinion on the effectiveness of our internal controls over financial reporting for our annual report on Form 10-K for the fiscal year ending December 31, 2008. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. As of the date of this Prospectus, we have completed the documentation relating to the standards and are in the process of testing the design and effectiveness of our controls based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In June 2006, during the completion of the audit for 2005, our chief executive officer, our chief financial officer and our audit committee concluded that, due to material weaknesses in our internal control over financial reporting, we needed to restate certain of our financial statements to correct errors in the application of accounting principles with respect to the accounting for equity instruments issued to employees and non-employees (i) for services rendered, and (ii) in consideration for debt issuances and modifications, for the period from inception (April 2000) until December 31, 2005. As a result, we restated our previously audited financial statements for the year ended December 31, 2004, our previously unaudited financial statements for the year ended December 31, 2005 and our financial statements for the quarter ended March 31, 2006.

Cash dividends will not be paid to shareholders for the foreseeable future.

You may receive little or no cash or stock dividends on your shares of common stock. The board of directors has not directed the payment of any dividends, does not anticipate paying dividends on the shares for the foreseeable future and intends to retain any future earnings to the extent necessary to develop and expand our business. Payment of cash dividends, if any, will depend, among other factors, on our earnings, capital requirements, and the general operating and financial condition, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Our common stock has limited liquidity, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.

The average daily trading volume of our common stock was approximately 13,070 shares per day over the 90 day period ended January 30, 2008. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market for our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

*	actual or anticipated quarterly variations in our operating results, including further impairment to unproved oil and gas properties

*	changes in expectations as to our future financial performance or changes in financial estimates, if any,

*	announcements relating to our business or the business of our competitors,

*	conditions generally affecting the oil and natural gas industry,

*	the success of our operating strategy, and

*	the operating and stock performance of other comparable companies.

     Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock does not increase to the per share price reflected by the price at which the Unit is offered, then whether or not the per share market price declines from current levels, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will increase to the per share price at which the Unit is offered or that the market price of common stock will not fluctuate or decline significantly.

USE OF PROCEEDS

The net proceeds to us from the sale of a minimum of 325,000 units and a maximum of 2,500,000 units at a per unit offering price of $10.00 are estimated to be approximately $2,650 thousand and $22,385 thousand, respectively, after deducting estimated placement agent commissions and offering expenses.

Some of our officers and employees have not been paid for salaries earned in amounts totaling approximately $1,000 thousand (as of December 31, 2007). These persons and certain newly retained officers have agreed to defer a portion of their pay earned through July 1, 2008. If an amount greater than the minimum offering is raised, portions of the outstanding accounts payable may be exchanged for shares and/or further deferred and the remainder may be paid, based upon the amount raised and our other financial conditions at the time.

We intend to use most of the net proceeds of this offering for appraisal and exploratory drilling on our Israeli licenses. Our work program calls for the drilling of an appraisal and/or exploratory well in each of our licenses at an estimated "dry hole" cost of $4,500 thousand to drill our next planned well (the Ma'anit-Rehoboth #2) on the Joseph License to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation in fulfillment of the terms of the Joseph License, and an estimated $6,600 thousand to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 5,550 meters (18,040 feet) to the Permian. Our work program also calls for the drilling of a well to a minimum depth of approximately 4,500 meters (14,800 feet) at an estimated cost of approximately $7,800 thousand on the Asher-Menashe License. Drilling a subsequent well on the Joseph License area to 5,500 meters (18,040 feet) would cost approximately $9,300 thousand. We intend to evaluate the new wells through a combination of electrical wireline tool investigations, recovery of samples from the target formations (coring) and testing. A "dry hole" is a well that for either geological or mechanical reasons is judged by us to be incapable of producing oil or gas in commercial quantities. If any well is not a "dry hole," a completion attempt would be made at an estimated completion cost of between $800 thousand and $1,500 thousand in order to set production casing, perforate, install the production tubing and wellhead and conduct extended tests of the well. We cannot assure you that any well will be completed or produce oil and/or gas in commercial quantities.

If only the minimum of approximately $2,650 thousand net proceeds are raised from this offering, we intend to drill the Ma'anit-Rehoboth #2 to a total measured depth of approximately 4,700 meters (15,400 feet) to the Triassic formation and appraise the apparent findings of the Ma'anit #1 well in that formation. Drilling the Ma'anit-Rehoboth #2 to the Triassic formation will fulfill our obligations under the Joseph License. Amounts raised in the Offering in excess of the Minimum Offering will be applied to deepen the Ma'anit-Rehoboth #2 well to its designed total depth of approximately 5,500 meters (18,040 feet) to the Permian formation and evaluate the well. If the maximum of approximately $ 22,385 thousand net proceeds are raised, we intend to drill the Ma'anit-Rehoboth #2 well to the Permian, drill a well on the Asher-Menashe License to a minimum depth of 4,500 meters (14,800 feet), and prepare to drill a third well to a depth of between 4,500 to 5,400 meters (14,800 to 17,700 feet) on one of our two licenses.

An attempt to complete the first well which is not a "dry hole" will be made. If sufficient funds are not raised in the Offering or through other means to drill the Ma'anit-Rehoboth #2 to the Permian formation, but the results of drilling the well to the Triassic formation are such that the well is not a "dry hole" in the Triassic formation, an attempt to complete the Ma'anit-Rehoboth #2 in the Triassic formation will be made at an estimated completion cost of $800 thousand.

We estimate that, in order to be commercially productive, any of the wells we intend to drill to the approximate depth of 4,500 meters (14,800 feet) or deeper based on industry standards, would need to be capable of producing at least 100 barrels of oil per day or 600 thousand cubic feet of gas per day. Such production levels will not pay out the cost of drilling the well, but only the costs of operating the well on a current basis. In order to justify the costs of drilling of additional wells, there would need to be the expectation that each additional well would have initial production rates in excess of 350 barrels of oil per day or five million cubic feet of gas per day, or some combination of the two, based upon minimum oil prices of $60.00 per barrel and a minimum gas price of $4.00 per thousand cubic feet.

The remaining net proceeds will be used for general and administrative expenses and working capital.

We intend to invest the net proceeds of this offering in short-term deposits, investment grade obligations or bank certificates of deposit in both Israel and the United States until the funds are required.

If only the minimum amount is raised in this Offering, we believe that the proceeds from this Offering combined with our current available cash will satisfy our cash requirements through December 2008, including the drilling of the Ma'anit-Rehoboth #2 to a total measured depth of approximately 4,700 meters (15,400 feet). This assumes that our officers would be willing, as they have done in the past, to defer some of their salaries until more cash is available. Thereafter, it will be necessary to raise additional funds for completion of the well at that depth, if justified, or to deepen the well to its designed depth of 5,500 meters (18,040 feet) and for subsequent drilling. Out of the net proceeds of $2,650 thousand in this minimum case, $2,500 thousand would be used toward drilling the Ma'anit-Rehoboth #2 to the Triassic formation, assuming that the initial closing of the offering occurs within a time frame that allows us to commence drilling the well by August 31, 2008. (The remaining $150 thousand would be set aside for contingencies.) Following completion of that well, if successful whether in the Triassic or Permian, we would install gas separation facilities and storage tanks at an estimated cost of $500 thousand, which in the case of a minimum program we would need to pay from other funds (such as borrowings or the proceeds from exercises of outstanding warrants) and not from the net proceeds of this offering. Of course, there can be no assurance that such funds will be available. However, if we do not raise at least the minimum amount of the offering within the time frame needed to facilitate the commencement of drilling by August 31, 2008, then we may need to raise beyond the stated minimum to commence drilling the Ma'anit Rehobot #2 well as our available cash resources would then go towards the on-going maintenance of business operations.

To the extent that this offering is successful in raising the maximum funds, we expect to have sufficient money to (i) drill and complete the Ma'anit-Rehoboth #2 to a measured depth of least 5,550 meters (18,040 feet), (ii) drill a well to a depth of between 4,500 and 5,550 meters (14,800 and 18,040 feet) on our Asher-Menashe License as required by the terms of that license and as dictated after the evaluation of the available data, including the evaluation of the results of Ma'anit-Rehoboth #2 well and the seismic and geophysical studies currently being conducted on the Asher-Menashe License area, and (iii) prepare for an additional well on either our Joseph License or our Asher-Menashe License taking into consideration the results of the Ma'anit-Rehoboth #2 and the first Asher-Menashe well. Out of the net proceeds of $22,385 thousand, we may spend up to approximately $1,400 thousand to repay accounts payable to officers that will be outstanding as of June 30, 2008. For the 12 month period ending December 31, 2008, we estimate that our general and administrative expenses will be approximately $2,700 thousand, most of which would be spent on salaries, benefits and professional fees.

Our estimates for working capital (including general and administrative costs) below increase substantially from the minimum to the maximum case. This occurs because the maximum case would cause us to have a higher activity level, resulting in some higher expenses. Our salaries and benefits also increase substantially in the maximum case because we will be able to pay our officers on a current basis, rather than on the deferred basis required by the minimum case. We would also need a larger staff for the increased activity. None of our experts, consultants, accountants, or legal counsel has been hired on a contingent fee basis. Finally, in a maximum case, a portion of our working capital may be allocated to additional geological and geophysical exploratory work and drilling, completion and well operating expenses.

The following table sets forth the use of the proceeds from this offering:

	Minimum		Maximum
	US$ thousands		US$ thousands
Total Proceeds	$ 3,250	100%	$25,000	100%	NOTES
Less: Offering Expenses	$ 600	18.5%	$ 2,615	10.5%
Net Proceeds from Offering	$ 2,650	81.5%	$22,385	89.5%
Use of Net Proceeds:
Drill Ma'anit-Rehoboth #2 to Triassic	$ 2,500	76.9%	$ 2,500	10.0%	(1)
Deepen Ma'anit-Rehoboth to Permian	$ 0		$ 2,100	8.4%
Drill Asher-Menashe well to Triassic	$ 0		$ 7,800	31.2%
Completion costs for one well	$ 0		$ 1,500	6.0%	(2)
Production equipment for one well	$ 0		$ 500	2.0%	(2)
Geological and Geophysical	$ 0		$ 100	0.4%
Reserve for operations	$ 150	4.6%	$ 4,400	17.6%	(3)
Accounts Payable to Officers	$ 0		$ 1,400	5.6%
Working Capital	$0		$ 2,085	8.3%
Total Use of Net Proceeds	$ 2,650	81.5%	$22,385	89.5%

(1) Assumes closing of minimum offering within time frame that allows us to commence drilling on the Ma'anit-Rehobot #2 well by August 31, 2008. We anticipate that the amount will increase if we commence drilling the well later than August 2008, as available cash proceeds will be used for ordinary operating requirements.

(2) For first well successfully completed. Completion and production equipment costs for additional completed wells to be separately financed.

(3) Including contingencies (operating and G&A) and in maximum program funds towards drilling the third well.

The above discussion assumes that we will be able to locate and contract with an appropriate drilling contractor to undertake the planned drilling activities by no later than August 31, 2008. While we have been engaged in discussions with two drilling contractors for the purpose of bringing an appropriate rig into Israel, we do not presently have any such arrangement and we do not anticipate that such a rig can be commissioned before the second quarter of 2008. No assurance can be provided that we will be successful in securing an appropriate rig in a timely manner. See "RISK FACTORS - Risks Related to our Business".

The foregoing reflects only estimates of the use of the proceeds if the minimum amount or maximum amount is attained. If more than the minimum but less than the maximum is raised, the amounts will be adjusted appropriately. Actual expenditures may vary materially from these estimates.

CAPITALIZATION

The following table sets forth our total capitalization as of September 30, 2007, as reflected in our unaudited financial statements, and our capitalization as adjusted on the same date giving effect to the sale of a minimum of 325,000 Units and a maximum of 2,500,000 Units at $10.00 per Unit in this offering and application of the estimated net proceeds as described in this prospectus.

Amount of Capitalization as of September 30, 2007
		____As Adjusted (thousands)______
	($)	Minimum ($)	Maximum ($)

Stockholders equity:
Common stock - par value $0.01 per share	101	104	126
Additional paid in capital	25,695	28,342	48,055
Retained earnings (deficit)	(19,018)	(19,018)	(19,018)
Total stockholders equity	6,778	9,428	29,163
Total Capitalization	6,778	9,428	29,163

DETERMINATION OF OFFERING PRICE

The offering price for the Units, and the terms of the Unit Warrants (including the exercise price of the Unit Warrants), have been determined by Zion in consultation with the Underwriter. Among the factors considered in determining the public offering price and such terms were the market price of our shares at the time of the filing of the registration statement, of which this prospectus is a part, registering the Units for sale, the market price history of our shares since their initial listing with AMEX on January 3, 2007 considering the history of, and the prospects for, our business, and the status of our past and present operations, our development and the general condition of the securities market at the time of this Offering. The public offering price does not necessarily bear any simple relationship to our assets, book value, earnings or other established criterion of value. The per Unit price and the per share exercise price of the Unit Warrants exceed the closing price of our common stock on January 30, 2008, the trading day preceding the day on which the registration statement of which this prospectus forms a part was filed.

The market price of our common stock is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Units will develop after the initial closing of the Offering and through the 30th day following the Termination Date (which represents the period during which a Unit may be transferable) or that a public market for the Unit Warrants will develop after the Termination Date, or if public markets in fact develop, that such public markets will be sustained, or that the securities (including the shares in the Units) can be resold at any time at the offering price or any other price. See "RISK FACTORS" beginning on page 5 of this Prospectus.

DILUTION

The following discussion and tables allocate no value to the Unit Warrants.

As of September 30, 2007, our net tangible book value was $6,778 thousand or $0.67 per share of common stock. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on September 30, 2007.

Minimum Offering

After giving effect to the sale of a minimum of 325,000 Units of our securities at a per Unit offering price of $10.00 and after deducting placement agent commissions and other offering expenses, our net tangible book value as of September 30, 2007 would increase from $6,778 thousand to $9,428 thousand and the net tangible book value per share would increase from $0.67 to $0.91. This represents an immediate increase in net tangible book value of $0.24 per share to current shareholders, and immediate dilution of $9.09 per share to new investors or 91%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors. The following table illustrates this per share dilution to purchasers of Units in the Minimum Offering, as illustrated in the following table:

Assumed Public offering price per share of common stock........		$10.00
Net tangible book value per share before this Offering	$0.67
Increase per share attributable to new investors	$0.24
Adjusted net tangible book value per share after this Offering		$0.91
Dilution per share to new investors		$9.09
Percentage dilution		91%

Another view of dilution is the differences in per share purchase price as of September 30, 2007:

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount (thousands)	Percent	Per Share
Current shareholders	10,120,893	97%	$25,794	89%	$2.55
New investors	325,000	3%	3,250	11%	$10.00
	10,445,893	100%	$29,044	100%

Maximum Offering

After giving effect to the sale of a maximum of 2,500,000 Units at per Unit offering price of $10.00 and after deducting placement agent commissions and other offering expenses, our net tangible book value as of September 30, 2007 would increase from $6,778 thousand to $29,163 thousand and the net tangible book value per share would increase from $0.67 to $2.31. This represents an immediate increase in net tangible book value of $1.64 per share to current shareholders, and immediate dilution of $7.69 per share to new investors or 77%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors. The following table illustrates this per share dilution to purchasers of Units in the Minimum Offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$10.00
Net tangible book value per share before this Offering	$0.67
Increase per share attributable to new investors	$1.64
Adjusted net tangible book value per share after this Offering		$2.31
Dilution per share to new investors		$7.69
Percentage dilution		77%

Another view of dilution is the differences in per share purchase price as of September 30, 2007:

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount (thousands)	Percent	Per Share

Current shareholders	10,120,893	80%	$25,794	51%	$2.55
New investors	2,500,000	20%	$25,000	49%	$10.00
	12,620,893	100%	$50,794	100%

PLAN OF DISTRIBUTION

Subject to the terms and conditions of the underwriting agreement, the underwriter named below (the "Underwriter") has agreed to use its best efforts to offer and sell on our behalf a minimum of 325,000 Units on a "best efforts, all or none" basis and an additional 2,175,000 Units on a "best efforts" basis, for a maximum of 2,500,000 Units at $10 per Unit (for an aggregate of $3,250 thousand, assuming the Minimum Offering and $25,000 thousand, assuming the Maximum Offering):

Underwriter	Number of Units
Network I Financial Securities, Inc.	Up to 2,500,000 Units

The Underwriter may retain other licensed securities dealers who are members of the Financial Industry Regulatory Authority ("FINRA") (collectively, "Placement Agents") to offer Units to residents of the United States and with our agreement, to residents outside the United States on a non-exclusive basis through persons authorized under the laws of those jurisdictions.

We have been advised by the Underwriter that it proposes to offer the securities offered hereby to the public for cash at the Offering price set forth on the cover page of this Prospectus. There is no assurance that any of the Securities offered hereby will be sold, and there is no firm commitment from the Underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby.

Officers and directors of Zion Oil & Gas may introduce the Underwriter to persons to consider this Offering and purchase Securities through the Underwriter. They may also place Units to purchasers who are residents outside the United States and may retain sales agents in certain countries outside the United States. In addition, our officers and directors may also offer Units directly in exchange for accounts payable and/or repayments for professional and oilfield services. In this regard, officers and directors will not receive any commissions or any other compensation.

We will establish an escrow account with Sterling Trust Company (the "Escrow Agent"), under an escrow agreement between us and the Escrow Agent. Under the terms of the escrow agreement, all checks from investors will be deposited into such account until we receive and accept funds representing the Minimum Offering amount. Funds in the escrow account may be invested in obligations of, or obligations guaranteed by, the United States government, bank money market accounts, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as depositary or custodian for any such funds). If we do not accept an investor's subscription, we will return his funds promptly, with interest, without deduction.

At any time after the Minimum Offering amount of $3,250 thousand (representing 325,000 Units) has been deposited into the escrow account, an initial closing will be scheduled and the funds, less the Underwriter's fees and expenses, will be transferred at the closing into one of our operating accounts. Following the initial closing, funds will continue to be deposited in the escrow account until the final closing following the termination of this Offering, which will take place promptly following the earlier of (i) the receipt and acceptance of the Maximum Offering amount of $25,000 thousand, or (ii) 180 days following the date of this Prospectus (which date may be extended by us for up to another 60 days), or (iii) such date as announced by us on no less than two trading days' prior notice. One or more interim closings may take place between the initial closing and the final closing.

If the Minimum Offering amount is not reached by the Minimum Date of this offering (which is now set for 90 days following the date of this prospectus, but which may be extended by us for up to another 60 days), we will promptly refund and return all monies to investors, with interest, without deduction. You will therefore receive 100% of your money back if the minimum offering is not subscribed, plus interest at money market rates.

None of our securities included in this Offering may be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sales of any of our Units, common stock or Unit Warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. This Prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our Units, common stock or Unit Warrants included in this Offering in any jurisdiction where that would not be permitted or legal.

Affiliates, directors and officers of Zion may purchase Units in the offering for either cash or in exchange for reduction of accounts payable. Cash purchases by affiliates, directors and officers will be counted as part of the minimum subscription amount necessary to effect an initial closing; but exchange purchases by such persons for payment of compensation or reduction of accounts payable (including deferred compensation) will not be so counted. While no affiliate, director or current or prospective officer of Zion, has indicated that he or she intends to purchase any of the Units offered hereby, certain of these persons may do so. The purchase of a significant number of Units by any of these persons could limit the breadth and scope of the market for our securities. Any such purchases will be made for investment purposes only, and not for redistribution.

         The Underwriter has informed us that it does not intend to make a market in our securities.

Underwriting Commissions

Under the terms of our agreement with the Underwriter, we will pay a commission on completed cash sales to all United States residents and to any non-residents of the United States subscribing through the Underwriter of six percent (6%) of the subscription amount; provided, however, that in no event shall Underwriter be entitled to less than a commission of three percent (3%) of the public offering price of the aggregate Units sold in the offering.

Underwriting Expenses

        Under the terms of our agreement with Underwriter we will also pay a non-accountable expense allowance of three percent (3%), of which $50 thousand has been advanced, of the aggregate cash subscription amount placed with all United States residents and any non-United States residents subscribing through the Underwriter; provided, however, that in no event shall the Underwriter be entitled to less than a non-accountable expense allowance of 1.5% of the public offering price of the aggregate Units sold in the Offering.

Underwriter's Warrants

        We have agreed to issue to the Underwriter as compensation warrants (the "Underwriter's Warrants") to purchase between 19,500 shares of common stock (in the case of the Minimum Offering) and 150,000 shares of Common Stock (in the case of the Maximum Offering). The warrants will be exercisable in whole or in part at any time between the third month anniversary of the Termination Date and the third anniversary of the effective date of the Offering at a per share exercise price of (i) $8.75 with respect to 50% of the shares of common stock subject thereto (9,750 shares in the case of the Minimum Offering and up to 75,000 shares in the case of the Maximum Offering) and (ii) $10.75 with respect to the remaining 50% of the shares of common stock subject thereto (9,750 shares of in the case of the Minimum Offering and 75,000 shares in the case of the Maximum Offering). The Underwriter Warrants may be exercised by the payment of cash or through "cashless exercise," at the sole election of the Underwriter. The Underwriter has agreed that neither it nor any other Placement Agent will sell, transfer, assign, pledge or hypothecate the Underwriter's Warrants or any securities underlying the Underwriter's Warrants, and the Underwriter's Warrants and the underlying securities shall not be subject to any hedging, short sale, derivative, put, or call transaction that would result in effective economic disposition of such securities, for a period of one year following the issuance date of such warrants other than to (i) a Placement Agent in connection with the Offering, or (ii) a bona fide officer, partner or employee of any such Placement Agent, who agree to the foregoing restrictions for the remainder of such period. The exercise price and number of securities issuable upon exercise of the Underwriter's Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Extension of Existing Consulting Agreement

Subject to minimum proceeds from this offering of at least $5,000 thousand, we and the underwriter have agreed to extend for an additional two years the financial advisory agreement currently in effect between us and which is scheduled to expire on January 28, 2009. If the minimum target proceeds of $5,000 thousand minimum offering proceeds are achieved, then the financial advisory agreement will, upon its scheduled expiration on January 28, 2009, be extended through January 29, 2011, for additional aggregate consideration payable to the Underwriter of $60 thousand.

Indemnification

We have agreed to indemnify the Underwriter and certain persons associated with the Underwriter against any costs or liabilities incurred by the Underwriter by reasons of alleged misstatements or alleged omissions to state material facts in connection with statements made in the Registration Statement and the Prospectus. The Underwriter has in turn agreed to indemnify Zion against any liabilities by reason of alleged misstatements or alleged omissions to state material facts in connection with the statements made in the Prospectus based on information relating to the Underwriter and furnished in writing by the Underwriter.

Underwriting Agreement

        The foregoing is a summary of the principal terms of the underwriting agreement and does not purport to be complete. Reference is made to the copy of the underwriting agreement which will be filed as an exhibit to the Registration Statement.

Listing Application with American Stock Exchange

Neither the Units nor the Unit Warrants are listed by AMEX. We have applied to list with AMEX both the Units and Unit Warrants. We have been informed that, subject to the approval of our application, the ticker symbols "ZN.U" and "ZN.WS" have been reserved for Zion's use upon listing of the Units following the initial closing of the Offering and of the Unit Warrants following the final termination of the Offering.

Our common stock currently trades on the AMEX under the symbol ZN

State Securities ("Blue Sky") and Foreign Securities Laws

In order to comply with certain blue sky and foreign securities laws, if applicable, our shares will be sold in such jurisdictions only through brokers or dealers that are registered or licensed in the applicable jurisdiction or, in the case of foreign jurisdictions, through our officers and directors if permitted under the laws of the foreign jurisdiction. In addition, in certain states and foreign countries, our shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. In certain states and foreign countries, the amount of investment you might make, or whether or not you would be allowed to invest, could depend upon you meeting the "suitability standards" established by the state or country in which you reside. "Suitability standards" are defined as "minimum net worth required, minimum income required and/or maximum investment allowed" of or by a potential purchaser in this offering. Our officers, directors and Placement Agents will all be provided information on a current basis as to those states and foreign jurisdictions in which we have qualified or in which we have an opinion of counsel that our shares are exempt from registration, and the suitability standards, if any, required by such states and foreign jurisdictions.

DESCRIPTION OF SECURITIES TO BE REGISTERED

        This section describes the material terms of our capital stock under our certificate of incorporation and bylaws. The terms of our articles of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized Capital Stock

 As of January 30, 2008, our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, of which 10,120,893 shares were outstanding as of such date. Additionally, we had, as of December 31, 2007, (a) outstanding warrants to acquire 161,246 shares of common stock, of which (i) warrants to purchase 114,625 shares will expire on Dec. 31, 2008, and (ii) warrants to purchase 46,621 shares will expire on September 25, 2009, and (b) an additional 1,000,000 shares of common stock reserved for issuance under the company's 2005 Stock Option plan, of which options for 250,549 shares were awarded as of December 31, 2007.

Units

Each Unit consists of one share of common stock and one warrant to purchase one share of common stock. The Units will commence trading following the effective date of this offering until the 30th day after the termination of the Offering, at which time the shares and the Unit Warrant will without any further action separate and trade separately and the Unit as such will cease to exist. The holders of Units will at all times, including such time as the Unit is not separable, have the rights of all shareholders holding our common stock.

Common Stock

Our shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights.

Our shareholders do not have cumulative voting rights, the effect of which is that the holders of more than half of all voting rights with respect to common stock can elect all of our directors. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements.

Except as otherwise discussed below at "Business combination provision" and "Amendments", all shareholder action is taken by vote of a majority of voting shares of our capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote of the shares present (by person or proxy) at a meeting.

Unit Warrants

Each Unit Warrant offered pursuant to this Prospectus gives its holder the right to purchase one share of common stock. The Unit Warrants will become first exercisable only on the 31st day following the Termination Date and will continue to be exercisable through the close of business on January 31, 2012 at a per share exercise price equal to $7.00. The Unit Warrants are not exercisable prior to such date. A maximum of 2,500,000 shares of common stock will be issuable upon the exercise of the Unit Warrants. The Unit Warrants will be issued pursuant to the terms of a warrant agreement by us. We have authorized and reserved for issuance the shares of common stock issuable on the exercise of the Unit Warrants.

The Unit Warrants may be exercised by surrendering the certificate representing the Unit Warrants on or prior to the expiration date at the offices of the warrant agent (Registrar and Transfer Company, Cranford, New Jersey) with the warrant certificate completed and executed as indicated. The warrant exercise price must be paid in full at the time of exercise. Shares of common stock issued upon proper exercise will be fully paid and non-assessable. The exercise price of the Unit Warrants and the number of shares of common stock that may be issued when the Unit Warrants are exercised are subject to adjustment if specific events occur, including stock dividends, stock splits, combinations and reclassifications of our common stock.

The Unit Warrants issued in connection with the offering are not exercisable unless we have a current prospectus covering the shares of common stock to be issued upon exercise of such Unit Warrants and the shares have been registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the exercising holder of the Unit Warrants. Although the law requires and we have agreed to keep a registration statement effective which covers the issuance of the common stock on exercise of the Unit Warrants, if we fail to do so for any reason, the Unit Warrants may not be exercisable and therefore of no value. If the Unit Warrants are not exercisable at their expiration date because a current registration statement for the shares to be issued upon exercise is not available, then the expiration date will be extended until 30 days following notice from us that the Unit Warrants are again exercisable. Nevertheless, there is a possibility that the Unit Warrants will never be exercisable when in-the-money or otherwise, and that holders of Unit Warrants will never receive shares of common stock.

The Unit Warrants do not confer on the warrant holder any voting, dividend or other stockholder rights.

Underwriter's Warrants

        We have agreed to issue to the underwriter at the closings of this Offering warrants to purchase between 19,500 shares of common stock (in the case of the Minimum Offering) and 150,000 shares of Common Stock (in the case of the Maximum Offering). The warrants are exercisable at any time commencing on the third month anniversary of the Termination Date through the third anniversary of the effective date of this Prospectus at an exercise price of (i) $8.75, with respect to 50% of the shares of common stock subject thereto (9,750 shares in the case of the Minimum Offering and 75,000 shares in the case of the Maximum Offering) and (ii) $10.75 with respect to the remaining 50% of the shares of common stock subject thereto (9,750 shares in a Minimum Offering and up to 75,000 shares in a Maximum Offering). The Underwriter Warrants may be exercised by the payment of cash or through "cashless exercise," at the sole election of the Underwriter. The underwriter's warrants contain anti-dilution provisions providing for adjustment for the exercise price of the underwriter's warrants and the number of securities issuable upon the exercise of the warrants under specific circumstances, including stock dividends, stock splits, combination and reclassifications of our common stock. The holders of underwriter's warrants will have no voting, dividend or other stockholder rights solely for being a holder of the warrant.

Certificate of Incorporation and Bylaws Provisions

The following summary describes provisions of our certificate of incorporation and bylaws. They may have the effect of discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors. These provisions include:

  restrictions on the rights of shareholders to remove directors;

  limitations against shareholders calling a Special Meeting of shareholders or acting by unanimous written consent in lieu of a meeting;

  requirements for advance notice of actions proposed by shareholders for consideration at meetings of the shareholders; and

  restrictions on business combination transactions with "related persons."

Classified board of directors and removal. Our certificate of incorporation provides that the board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third Annual Meeting of Shareholders for the election of directors following the election of such class (except for the initial classes). Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of our voting stock at a Special Meeting of Shareholders called expressly for that purpose. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two Annual Meetings of Shareholders, instead of one, are generally required to effect a change in a majority of the board of directors.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Zion, even though such an attempt might be beneficial to us and our shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of Zion and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Shareholder action by written consent and special meetings. Our bylaws provide that shareholder action can be taken only at an Annual or Special Meeting of shareholders and may not be taken by written consent in lieu of a meeting once our number of shareholders exceeded sixty, which occurred in the first quarter of 2003. Special Meetings of shareholders can be called only upon a resolution adopted by the board of directors. Moreover, the business permitted to be conducted at any Special Meeting of shareholders is limited to the business brought before the meeting under the Notice of Meeting given by us. These provisions may have the effect of delaying consideration of a shareholder proposal until the next Annual Meeting. These provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent or Special Meeting procedure to take shareholder action.

Advance notice provisions for shareholder nominations and shareholder proposals. Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before a meeting of shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The shareholder notice procedure also provides that at a meeting of the shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the chief executive officer, the president, or by a shareholder who has given timely written notice containing specified information to our secretary of such shareholder's intention to bring such business before such meeting.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Zion and our shareholders.

Business combination provision. Our certificate of incorporation contains a provision for approval of specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock. Such person, entity or group is sometimes referred to as a "related person". This provision requires the affirmative vote of the holders of not less than 66 2/3% of our voting stock to approve specified transactions between a related person and Zion, including:

  any merger or consolidation;

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our cash flow or earning power, or 10% of stockholders' equity, which is referred to as a "substantial part";

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us of all or a substantial part of the assets of a related person;

  any reclassification of securities, recapitalization, or any other transaction involving us that would have the effect of increasing the voting power of a related person;

  the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person; and

  the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

This voting requirement will not apply to certain transactions, including any transaction approved by a majority vote of the directors (called "Disinterested Directors") who are not affiliated or associated with the related person described above, provided that there are at least three Disinterested Directors. This provision could have the effect of delaying or preventing a change in control of Zion in a transaction or series of transactions.

Liability of directors and indemnification. Our certificate of incorporation provides that a director will not be personally liable to Zion or our shareholders for breach of fiduciary duty as a director, except to the extent that such exemption or limitation of liability is not permitted under Delaware General Corporation Law. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director existing under our certificate of incorporation for any act or omission occurring prior to such amendment or repeal.

Our certificate of incorporation and bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, is entitled to indemnification and the advancement of expenses from Zion, to the fullest extent permitted by applicable Delaware law. However, as provided under applicable Delaware General Corporation Law, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zion.

Amendments. Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to shareholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or to repeal certain specified provisions of our certificate of incorporation. However, the 80% vote described in the prior sentence is not required for any alteration, amendment, adoption of inconsistent provision or repeal of the "business combination" provision discussed under the "Business combination provision" paragraph above which is recommended to the shareholders by two-thirds of our Disinterested Directors, and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws. In addition, our bylaws provide that shareholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 66-2/3% of our voting stock, voting together as a single class. Our bylaws may also be amended by the affirmative vote of two-thirds of our board of directors.

AMEX Listing Symbols

        Our common stock is currently traded on the AMEX Market under the symbol "ZN." The symbols "ZN.U" and "ZN.WS" have been reserved to designate each of, respectively, the Units and the Unit Warrants, subject to listing of these securities by AMEX. A listing application to list these securities is currently pending before AMEX.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

LEGAL MATTERS

Aboudi & Brounstein will pass on the validity of the issuance of the shares of common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Virginia K. Sourlis, Esq., Red Bank, New Jersey.

EXPERTS

Our audited financial statements for the period from April 6, 2000 (inception) to December 31, 2004, have been audited by Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-KSB for the year ended December 31, 2006. Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006, in reliance on the authority of said firm as experts in auditing and accounting.

The financial statements of Zion Oil & Gas, Inc. (a development stage enterprise) as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005 and for the period from April 6, 2000 (inception) to December 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG Somekh Chaikin, independent registered public accounting firm and Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, incorporated herein by reference, and upon authority of said firms as experts in accounting and auditing. Such report contains an explanatory paragraph that states that Zion is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about Zion's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the shares of our common stock offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.zionoil.com. However, the information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus or any prospectus supplement will automatically be deemed to update and supersede this prospectus and such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

*	our Annual Report on Form 10-KSB for the year ended December 31, 2006;

*	our definitive proxy statement filed on April 30, 2007;

*

our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, Quarterly Report on Form 10-QSB/A for the quarter June 30, 2007 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007;

*

our Current Reports on Form 8-K filed on January 8, 2007, January 30, 2007, February 23, 2007, March 1, 2007, March 20, 2007, March 30, 2007, April 24, 2007 (as amended by the Form 8-K/A filed on April 25, 2007), May 15, 2007, May 31, 2007, June 14, 2007, June 26, 2007, July 3, 2007, September 18, 2007, October 9, 2007 October 16, 2007, November 29, 2007, December 10, 2007; and

*

the description of our common stock in our registration statement on Form 8-A filed with the SEC on December 29, 2006, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning or e-mailing us at the following contacts: address: 6510 Abrams Road, Suite 300, Dallas, Texas 75231; telephone: (214)221-6410; email: ashley@zionoil.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

ZION OIL & GAS, INC.

SUBSCRIPTION AGREEMENT (and Substitute IRS Form W-9)

INVESTOR PROFILE: (Please completely fill all items below)

TITLE / NAME OF ACCOUNT ______________________________

MAIL ADDRESS (Street, City, State, Zip) ______________________________

How many years at mail address? __________

PHYSICAL ADDRESS
(If different from mail address) ______________________________

Under Federal Law, we are now required to obtain photo identification of investors. Please indicate below and attach to this subscription form the identification you are providing (by filling in the ID number). Your photo information will remain strictly confidential and will not be used for any purpose other than your purchase of Units.

DRIVER'S LICENSE #__________ **STATE**_____ **or PASSPORT #**________ **or OTHER:**________ **#** ____________

DATE OF BIRTH _______ **SS# or TAX ID#**____________ **MARITAL STATUS**_______ **# OF DEPENDENTS** _____

PHONE: (W)______________**(H)** ______________ **(M)** ______________ **EMAIL:**______________________

EMPLOYER ______________________ **BUSINESS**______________ **POSITION** ______________**#YRS**______

ANNUAL INCOME __________ **NET WORTH** __________ **LIQUID NET WORTH** __________**TAX RATE**_____**%**

PRINCIPAL BANK NAME ______________________ **INVESTMENT EXPERIENCE (# OF YEARS)** ______

(All the financial information above is required by the Patriot Act and new rules of the National Association of Securities Dealers.)

JOINT INVESTOR: (Fill out if applicable)

DRIVER'S LICENSE #__________ **STATE**_____ **or PASSPORT #**________ **or OTHER:**________ **#** ____________

DATE OF BIRTH _______ **SS# or TAX ID#**____________ **EMAIL**______________________________

EMPLOYER ______________________ **BUSINESS**______________ **POSITION** ______________**#YRS**______

INVESTMENT:

Units Purchased ___________ Dollar Amount $__________

☐ Initial Purchase ☐ 2nd ☐ 3rd ☐ 4th ☐ 5th ☐ ___th

☐ CHECK ENCLOSED CHECK NUMBER ________

WIRE TRANSFER (Instructions on reverse side)

SENDING BANK ______________________

City_______________ST_____Phone_____________

WIRE #_________________DATE SENT __________

CERTIFICATE DELIVERY ELECTION (Please choose one of the three following options):

☐ **PHYSICAL DELIVERY:** Please deliver the physical certificate representing my Units (and the Shares and Warrants included therein) to the mailing address above.

☐ **NETWORK 1 ACCOUNT:** Please send me documents to open a Network 1 account and electronically deposit my Units with the transfer agent so they can be transferred into such an account after being issued.

☐ **OTHER BROKER ACCOUNT:** Please electronically deposit my Units with the transfer agent so I can transfer them to my other brokerage account.

ACCOUNT CLASSIFICATION:

☐ INDIVIDUAL ☐ JTWROS ☐ TEN COM ☐ IRA/KEOGH ☐ ESTATE ☐ TRUST (Supply Notarized Trust Agreement)
☐ CUST/UGMA (STATE :____) ☐ CORP (Supply Corporate Resolution) ☐ PARTNERSHIP (Supply Partnership Agreement)
☐ OTHER: _______ (e.g. Investment Club, Sole Proprietor, Non-profit, Pension Plan, Profit Sharing Plan)
☐ IF FIDUCIARY, STATE NAMES OF PRINCIPAL OFFICERS: ______________________________

ARE YOU EMPLOYED BY ANOTHER BROKER, DEALER OR MUNICIPAL SECURITIES DEALER? ☐YES ☐ NO

IF YES, ENTER NAME AND ADDRESS: ____

ARE YOU A U.S. CITIZEN? ☐YES ☐ NO IF NO, PLEASE INDICATE COUNTRY:______________ (Form W8Ben is required)

BROKER-DEALER/REGISTERED REPRESENTATIVE DATA **(broker-dealer use only)**:

Broker-Dealer NASD Firm Name: ________________________ Registered Representative:________________________________

Address: ____________________________________ Phone:______________Email:________________________________

IRS FORM W-9 CERTIFICATION:

Under penalties of perjury, I certify that:

(1) The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding;

(2) The number shown on this form is my correct taxpayer identification number, and I am not subject to backup withholding because: (a) I am exempt from backup withholding; (b) I have not been notified by the Internal Revenue Service (**IRS**) that I am subject to backup withholding as a result of a failure to report; or (c) the (**IRS**) has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If exempt, indicate type of entity:______________

PURCHASE AGREEMENT:

The Investor named above, by payment of a wire transfer or check payable to **ZION OIL & GAS ESCROW ACCOUNT**, hereby subscribes for units ("the Units") indicated above (minimum purchase of 100 Units at a purchase price of $10.00 per Share) of Zion Oil & Gas, Inc. Each Unit is comprised of (i) one (1) share of common stock and (ii) one (1) common stock purchase warrant at a per share exercise price of $7.00. If the dollar amount and number of Units do not match, the dollar amount shall govern. No fractional Units shall be purchased and any excess funds representing fractional Units shall be returned to the Investor. By such payment, the named Investor acknowledges receipt of the Prospectus and any supplements, the terms of which govern the investment in the Units. **The date of this agreement is:** ______________.

SIGNATURES: By signing below, I/we represent that I/we have relied on the information set forth in the Prospectus, as and if amended or supplemented and free writing prospectuses on file with the Securities and Exchange Commission, and on no other statement whatever, whether written or oral. The information set forth above (including the IRS Form W-9 Certification and SS# or Tax ID#) is true and correct.

Signatures – Registered Owner: ______________________________ Co-Owner: ______________________________

PRINTED NAME(S): ______________________________ ______________________________

ACCEPTANCE - ZION OIL & GAS, INC.
(For office use only)

Signature: ____

Name: ______________________Title: __________Date: ________

PAYMENT OPTIONS:	**SUBMITTAL INSTRUCTIONS:**
Check: (payable to Zion Oil & Gas Subscribers) **Or** **Wire Transfers:** United Western Bank, Denver, CO ABA Routing No. 102089534 Account No. 5037001905 Acct: For Final Credit to Sterling Trust Co. FBO: Zion Oil & Gas Subscribers/______________ (Sender's Name)	**Send Original Signed Subscription Agreement along with a check or wire transfer receipt or wire transfer number to:** Network 1 Financial Securities, Inc., Corporate Securities Department 2 Bridge Ave, Penthouse Suite, Red Bank, NJ 07701 Phone 800-886-7007 Fax 732-758-6671

Important: If sending payment by Wire, please fax Subscription Agreement and Wire Transfer Receipt or Wire Transfer Number to Network 1 Financial Securities, Inc. at (732) 758-6671 so funds can be immediately allocated to your purchase. Once faxed, send the original signed Subscription Agreement to Network 1 Financial Securities, Inc. at the address under submittal instructions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum offering amounts. Each amount, except for the commission, registration fee and listing fee, is estimated.

	Minimum	Maximum
	$ (thousands)
SEC Filing Fee	$1.5	$1.5
Commissions	195	1,500
Non-Accountable Underwriter's Costs	97	750
Accounting Fees and Expenses	30	30
Legal Fees and Expenses	75	75
Printing Costs	60	75
AMEX Listing Fees	54	85
Fees of Transfer and Escrow Agent	30	35
Travel, Advertising and Public Relations	57.5	63.5
TOTAL	$ 600	$ 2,615

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 16 Exhibits.

The following documents are filed as exhibits to this registration statement:
Exhibit Number	Description
1.1	Underwriting Agreement*
4.1	Specimen Certificate for Registrant's Common Stock, par value $0.01 per share (incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006)
4.2	Specimen Form of Unit Warrant*
4.4	Warrant Agreement dated as of January 31, 2008 between Registrant and Registrar & Transfer Company*
4.5	Form of Underwriter's Warrants*
5.1	Opinion of Aboudi & Brounstein Law Offices, regarding legality of securities being registered*
10.1	Escrow Agreement dated as of January 31, 2008 between Registrant and Sterling Trust Company*
23.1	Consent of Aboudi & Brounstein Law Offices (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of Lane Gorman Trubitt, L.L.P.*
23.3	Consent of KPMG - Somekh Chaikin*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

* Attached hereto

Item 17 Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 31, 2008.

ZION OIL & GAS, INC. (Registrant)
By: /s/ Richard Rinberg Richard Rinberg Chief Executive Officer (Principal Executive Officer)	By:/s/ Martin Van Brauman Martin Van Brauman, Senior Vice-President (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Rinberg and Martin van Brauman and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date

John M. Brown	Chairman of the Board of Directors	January 31, 2008
John M. Brown

Richard J. Rinberg	Chief Executive Officer and Director	January 31, 2008
Richard J. Rinberg

Glen H. Perry	President, Chief Operating Officer and Director	January 31, 2008
Glen H. Perry

Philip Mandelker	Executive Vice President, Secretary and Director	January 31, 2008
Philip Mandelker

William H. Avery	Executive Vice President, Treasurer and Director	January 31, 2008
William H. Avery

Paul Oroian	Director	January 31, 2008
Paul Oroian

Kent Siegel	Director	January 31, 2008
Kent Siegel

Robert Render	Director	January 31, 2008
Robert Render

James Barron	Director	January 31, 2008
James Barron

Yehezkel Druckman	Director	January 31, 2008
Yehezkel Druckman

Forrest A. Garb	Director	January 31, 2008
Forrest A. Garb